March 14, 2014

Resource Real Estate Diversified Income Fund

c/o 80 Arkay Drive

Hauppauge, NY 11788

RE: Resource Real Estate Diversified Income Fund, File Nos. 333-183982 and 811-22749

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 of Resource Real Estate Diversified Income Fund.  We hereby give your our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933 (Amendment No. 2 under the Investment Company Act of 1940) and consent to all references to us in the Amendment.

Very truly yours,

/s/THOMPSON HINE LLP

THOMPSON HINE LLP

JMS/MVW